Work proposal and offer for

Exploration of key process parameters for
the production of liver derived human
autologous cells

For:

Orgenesis Ltd.
70 Denya street
Haifa, Israel, 34980

From:
Markus Schandar
Fraunhofer IGB, Nobelstraße 12
70569 Stuttgart

Stuttgart, 08. November 2012

Fraunhofer IGB	1
Work package offer

1 Background

The Fraunhofer IGB has a strong background to develop manufacturing processes for Advanced Medicinal Therapy Products (ATMPs) like for example autologous transplants in regenerative medicine, to apply for manufacturing authorizations and to manufacture cell-based therapeutics in their certified GMP manufacturing unit in a pilot clinical scale (according to the German Drug Law).

Orgenesis is developing an ATMP for the treatment of type I diabetes based on adenovirus transduced autologous liver cells. The existing research scale production process has to be up scaled and adopted to GMP requirements in order to deliver up to 2x109 autologous liver derived cells per patient that subsequently can be transduced with an adenovirus. About 1x107 liver cells (i.e., before AD transduction) should be bio-banked or cryo-preserved for future use.

The Fraunhofer IGB will perform experiments to explore the most critical production process parameters as described in the work plan section. The results of these studies should deliver the basis for the initial planning and set up of an GMP compliant production process in order to obtain a production authorization for clinical grade material to be used in a first in man study.

2 Description of work plan

The major goal of the planned work is to explore the key process parameters for the up scaled production of the liver derived autologous cells in order to deliver the required cell numbers, purity & functionality and in parallel reduce the cost for materials & media.

The existing production methods will be transferred to the Fraunhofer GMP facility. The most critical parameters for up scaling of the cell culture process will be explored and pilot studies for the sampling, storage and transport of biopsies and amplified cells will be performed. Functional assays for characterizing the produced cells (GSIS assay) will be established at the Fraunhofer IGB. An initial set up of QC methods and documentation according to GMP requirements will be implemented.

Orgenesis will provide the Fraunhofer IGB with all required information and sufficient amounts of human liver cells to perform the work packages described in the following sections. Orgenesis will be responsible for testing of the cells produced by the Fraunhofer IGB for their functionality concerning transducibility with Adenoviruses, cell reprogramming and insulin production (GSIS assay) until these functional assays are established at the Fraunhofer IGB, as defined in Work Package 1.

Fraunhofer IGB	2
Work package offer

2.1	Work package 1: Method transfer to the Fraunhofer GMP facility

Methods from Orgenesis Inc. will be transferred to the Fraunhofer GMP facility. In order to facilitate this process an onsite visit at the laboratories of Orgenesis Inc. in Israel is planned. The existing process will be used as a starting point for:

Exploring different growth media

º	Test used media and supplements for GMP compliance
º	Test alternative ATMP media, serum free media
º	Test the feasibility of autologous human serum and/or platelet lysate

Defining cell seeding parameters

º	Optimal starting seeding density
º	Maximum cell density to be reached
º	Doubling times

Cells from at least three different donors will be compared for their growth properties under selected conditions. Orgenesis Inc. will test selected batches of the produced cells for their functionality until these analytical methods are established at the Fraunhofer IGB.

Analytical methods for functional characterization of the trans differentiated cells will be transferred to and established at the Fraunhofer IGB including:

º	Transduction of liver cells with adenoviruses serotype 5
º	Trans differentiation of cells
º	Setup of non RIA assays for the quantification of insulin storage and secretion as well as C-peptide secretion from trans differentiated cells
º	Setup of GSIS functional assay
º	Setup of GS-GFP assessment

Methods will be transferred to the Fraunhofer IGB with the help of an Orgenesis employee working for a certain time at the Fraunhofer facility. During the experiments Orgenesis will provide sufficient amounts of Adenoviruses and liver cells. Currently it is assumed, that work with this viruses can be performed under S1 conditions to be approved by the local authorities.

2.2	Work package 2: Parameters for up scaling of the cell culture process

The major goal of the work package is to define and optimize the most critical process parameters and establish the first in process controls for setting up a plate process aiming to the cost efficient production of 2*109 adherent cells. Based on the results obtained in work package 1 the following topics will be addressed:

Fraunhofer IGB	3
Work package offer

Compare different plate materials

º	Tissue factories from Nunc
º	CellStack & HyperFlask from Corning

Optimize plate process

º	Select optimal material that results in maximal number of cells in minimal time in a cost effective manner
º	Adopt cell seeding & growth conditions
º	Define maximal cell density to be reached

Establish methods

º	For sampling of QC probes (Sterility, mycoplasma, endotoxins, etc.)
º	For splitting and final harvesting of the cells
º	GS-GFP assessment (minimum 15%)

Cells from at least three different donors will be compared for their growth and functional properties under selected conditions. Fraunhofer will test selected batches of the produced cells for their functionality (GSIS assay). Unless the supply of liver cells from a German hospital and the initial liver cell isolation protocol in work package 4 is not established, Orgenesis will provide sufficient amounts of liver cells to run the experiments in this work package.

2.3	Work package 3: Set up of QC methods

The work package covers the setup of analytical methods testing the quality of the produced cells:

º	For identity and purity (preferred are FACS assays)
º	Vitality & sterility
º	Genetic stability (Karyotyping)
º	Endotoxin & Mycoplasma burden

2.4	Work 4: Biopsy sampling

This work package covers the initial setup of a liver biopsy supply from a German clinic to the Fraunhofer IGB and the transfer of the initial process of cell isolation and primary amplification to the Fraunhofer IGB. It includes:

º	Establish protocols for shipment and income control of liver biopsies
º	Implement method for cell isolations from biopsies
º	Implement method for primary amplification
º	Test stability of biopsies in different transport media

Fraunhofer IGB	4
Work package offer

Methods will be transferred to the Fraunhofer IGB with the help of an Orgenesis employee working for a certain time at the Fraunhofer facility. The start of this work package depends on the approval of the collaborating clinical side for taking human tissue samples.

2.5	Work package 5: Storage and Transport of AIP cells

The work package is designed to test for possible effects of cell storage & transport on the cell viability and function (GSIS assay): Storage in primary packaging material for transport

º	Stability of cells in different transport media
º	Effects of primary packaging materials (mainly bags)

Cell density in the final product
º	Density dependent cell stability & viability
º	Optimal application volume
º	Frozen storage
º	Appropriate temperature

Effects on viability & function

Initial stability studies

Fraunhofer will test at least 3 batches of the stored and shipped cells for their functionality (GSIS assay).

2.6	Work package 6: Documentation

During the work the following draft versions for the first core process documents will be compiled:

º	Forms for production SOPs and protocols
º	Forms for storage SOPs and protocols
º	Forms for transport SOPs and protocols
º	Forms for QC testing SOPs and protocols

3 Time lines, costs & deliverables

3.1	Time lines

The figure below summarizes the possible work flow and anticipated time lines of the planned work packages. Packages 2-4 build on package 1 but can be performed in parallel. Packages 5 should be addressed after packages 1-4. Work package 6 could be done at the end of the project but ideally is performed during the work up of the different work packages.

Fraunhofer IGB	5
Work package offer

Time lines dependent on a close collaboration with Orgenesis providing sufficient amounts of cells in time, method transfer and performing functional studies with cells produced by the Fraunhofer IGB.

Orgenesis can access and pay for the work packages case by case. In general it is possible to agree on new work packages to be included during the project and to eliminate packages that have not been started. Modifications to running packages have to be discussed case by case and reduction ore increase of costs has to be agreed on by the two parties.

The project could start 2 weeks after singing of the contract.

3.2	Costs

The following costs applies to performing the different work packages:

Work package 1: 70.000 €

Work package 2: 50.000 €

Work package 3: 45.000 €

Work package 4: 35.000 €

Work package 5: 35.000 €

Work package 6: 25.000 €

Fraunhofer IGB	6
Work package offer

Total costs: 260.000 €

Payments by Orgenesis Inc. are due to the receipt of the final work package reports from the Fraunhofer IGB.

Costs cover the estimated expenses for personal and materials. Depending on the final production scale tested in work package 2 additional material costs for plates and media might apply, will be agreed on by the two parties and should be covered by Orgenesis Inc. Orgenesis Inc. will cover all costs for the shipment of all samples from Orgenesis facilities to the Fraunhofer IGB and from the Fraunhofer IGB to Orgenesis Inc. facilities. Project travel costs of Fraunhofer and Orgenesis employees are covered by Orgenesis.

~~Costs do not cover third party expenses like for example karyotyping studies and possible investments in special equipment.~~

3.3	Deliverables

The Fraunhofer IGB will provide Orgenesis Inc. with a written final report at the end of each work package. During the work updates of the project will be given in regular telephone calls and experimental data will be provided by E-Mail. At the end of the project Orgenesis Inc. will receive all data, protocols and documents generated during the collaboration. During the work the Fraunhofer IGB will transfer samples of cells produced with data sheets describing the cell batch to Orgenesis Inc. for further evaluation. Whenever possible aliquots of cells and other materials will be archived for later use and/or transfer to Orgenesis Inc.

Orgenesis Inc. will provide the Fraunhofer IGB with sufficient amount of cell material to perform the experiments described in the work packages. The cells derived from liver tissue of human donors should have the quality required to perform the planned experiments. Samples should be sent with data sheets describing the most important features of the cell batch and of the donor. In particular Orgenesis should not send material from donors that have no or a positive serum test for infection with HIV, hepatitis virus A B C, lues virus. Donors must have given a written consent to Orgenesis Inc. to use their cells for research or commercial use and Orgenesis shall indemnify Fraunhofer from any claim of any donor arising in connection with Fraunhofer IGB's work under this offer. During the project Orgenesis Inc. should provide the Fraunhofer IGB with all data generated with the cells produced by the Fraunhofer IGB.

Fraunhofer IGB	7
Work package offer

4 Contractual Basis

The enclosed »General Terms & Conditions for Research and Development contracted to Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V., version 2002/II« as well as the "Addendum to General Terms and Conditions for Research and Development" dated October 12th, 2012, form a part of this offer.

Encl.:	-	»General Terms & Conditions«
	-	»Addendum to General Terms & Conditions«

Fraunhofer IGB	8
Work package offer